CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 16 to Registration Statement No. 333-13087 (Investment Company Act of 1940 file No. 811-07837) on Form N-6 of our report dated April 20, 2007, relating to the financial statements of Sun Life of Canada (U.S.) Variable Account G and to the incorporation by reference of our report dated March 27, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of the American Institute of Certified Public Accountants' Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts," effective January 1, 2004, as described in Note 1), relating to the consolidated financial statements of Sun Life Assurance Company of Canada (U.S.).

/s/Deloitte & Touche LLP
Boston, Massachusetts
December 10, 2007